EXHIBIT 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR

SECOND QUARTER AND FIRST SIX MONTHS OF 2017

SAN DIEGO, CALIFORNIA, July 26, 2017....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the second quarter and six months ended June 30, 2017. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended June 30, 2017:

•                  Net income per share was $0.30

•                  AFFO per share increased 7.0% to $0.76, compared to the quarter ended June 30, 2016

•                  Invested $321 million in 73 new properties and properties under development or expansion

•                  Dividends paid per common share increased 6.0%, compared to the quarter ended June 30, 2016

Events subsequent to June 30, 2017:

•                  Increasing 2017 acquisitions guidance from $1.0 billion to approximately $1.5 billion

•                  Increasing 2017 AFFO per share guidance from $3.00 - $3.06 to $3.03 - $3.07

CEO Comments

“We achieved another solid quarter of positive operating results and are pleased with our company’s position of strength across all areas of our business,” said John P. Case, Realty Income’s Chief Executive Officer. “During the second quarter, we completed approximately $321 million in acquisitions at attractive investment spreads to our cost of capital, bringing us to nearly $700 million in acquisitions completed during the first half of the year. Our high-quality real estate portfolio now exceeds 5,000 properties and remains healthy with quarter-end occupancy of 98.5%, our highest level in 10 years. Additionally, we recaptured 113% of expiring rent on 53 properties re-leased to existing or new tenants.”

“Based on the continued confidence we have in our business, we are increasing our 2017 acquisitions guidance from $1.0 billion to approximately $1.5 billion.  We are also raising and tightening our 2017 AFFO per share guidance from our previous estimate of $3.00 - $3.06 to $3.03 - $3.07, representing annual growth of 5.2% - 6.6%.”

Financial Results

Revenue

Revenue for the quarter ended June 30, 2017 increased 10.8% to $300.2 million, as compared to $271.0 million for the same quarter in 2016. Revenue for the six months ended June 30, 2017 increased 11.1% to $598.2 million, as compared to $538.2 million for the same period in 2016.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended June 30, 2017 was $81.1 million, as compared to $69.0 million for the same quarter in 2016. Net income per share for the quarter ended June 30, 2017 was $0.30, as compared to $0.27 for the same quarter in 2016.

Net income available to common stockholders for the six months ended June 30, 2017 was $152.7 million, as compared to $132.5 million for the same period in 2016. Net income per share for the six months ended June 30, 2017 was $0.57, as compared to $0.53 for the same period in 2016.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and/or fair value adjustments on interest rate swaps. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)

FFO for the quarter ended June 30, 2017 increased 15.1% to $203.3 million, as compared to $176.6 million for the same quarter in 2016. FFO per share for the quarter ended June 30, 2017 increased 7.1% to $0.75, as compared to $0.70 for the same quarter in 2016.

FFO for the six months ended June 30, 2017 increased 12.4% to $390.5 million, as compared to $347.3 million for the same period in 2016. FFO per share for the six months ended June 30, 2017 increased 5.8% to $1.46, as compared to $1.38 for the same period in 2016.

FFO for the six months ended June 30, 2017 was impacted by the $13.4 million non-cash redemption charge on the 6.625% Monthly Income Class F Preferred Stock that was redeemed in April 2017, which represents $0.05 per share. This charge is based on the excess of redemption value over the carrying value of the 6.625% Monthly Income Class F Preferred Stock that represents the original issuance cost that was paid in 2012.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)

AFFO for the quarter ended June 30, 2017 increased 15.2% to $208.4 million, as compared to $180.9 million for the same quarter in 2016. AFFO per share for the quarter ended June 30, 2017 increased 7.0% to $0.76, as compared to $0.71 for the same quarter in 2016.

AFFO for the six months ended June 30, 2017 increased 14.8% to $409.7 million, as compared to $356.8 million for the same period in 2016. AFFO per share for the six months ended June 30, 2017 increased 7.7% to $1.53, as compared to $1.42 for the same period in 2016.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages six and seven of this press release.

Dividend Increases

In June 2017, Realty Income announced the 79th consecutive quarterly dividend increase, which is the 92nd increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of June 30, 2017 was $2.538 per share. The amount of monthly dividends paid per share increased 6.0% to $0.633 in the second quarter of 2017 from $0.597 in the second quarter of 2016.

Real Estate Portfolio Update

As of June 30, 2017, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 5,028 properties located in 49 states and Puerto Rico, leased to 250 different commercial tenants doing business in 47 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.6 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under long-term net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of June 30, 2017, portfolio occupancy was 98.5% with 76 properties available for lease out of a total of 5,028 properties in the portfolio, as compared to 98.3% as of March 31, 2017, and 98.0% as of June 30, 2016. Economic occupancy, or occupancy as measured by rental revenue, was 99.1% as of June 30, 2017, as compared to 99.0% as of March 31, 2017, and 98.9% as of June 30, 2016.

Since March 31, 2017, when the company reported 83 properties available for lease, the company had 58 lease expirations, re-leased 53 properties and sold 12 vacant properties during the quarter ended June 30, 2017.  Of the 53 properties re-leased during the second quarter of 2017, 45 properties were re-leased to the same tenants, two were re-leased to new tenants without vacancy, and six were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $10,692,000, as compared to the previous annual rent of $9,448,000 on the same properties, representing a rent recapture rate of 113.2% on the properties re-leased during the quarter ended June 30, 2017.

Rent Increases

During the quarter ended June 30, 2017, same store rents on 4,302 properties under lease increased 0.4% to $246.9 million, as compared to $245.9 million for the same quarter in 2016. For the six months ended June 30, 2017, same store rents on 4,302 properties under lease increased 1.0% to $496.5 million, as compared to $491.4 million for the same period in 2016.

Investments in Real Estate

During the quarter ended June 30, 2017, Realty Income invested $321.2 million in 73 new properties and properties under development or expansion, located in 27 states. These properties are 100% leased with a weighted average lease term of approximately 13.0 years and an initial average cash lease yield of 6.6%. The tenants occupying the new properties operate in 16 industries, and the property types are 91.4% retail and 8.6% industrial, based on rental revenue. Approximately 33% of the rental revenue generated from acquisitions during the second quarter of 2017 is from investment grade rated tenants.

During the six months ended June 30, 2017, Realty Income invested approximately $691.9 million in 126 new properties and properties under development or expansion, located in 30 states. These properties are 100% leased with a weighted average lease term of approximately 14.8 years and an initial average lease yield of 6.3%. The tenants occupying the new properties operate in 20 industries, and the property types are 95.1% retail and 4.9% industrial, based on rental revenue.  Approximately 51% of the rental revenue generated from acquisitions during the first six months of 2017 is from investment grade rated tenants.

Property Dispositions

During the quarter ended June 30, 2017, Realty Income sold 15 properties for $12.8 million, with a gain on sales of $2.8 million, as compared to 16 properties sold for $24.5 million, with a gain on sales of $8.7 million, during the same quarter in 2016.

During the six months ended June 30, 2017, Realty Income sold 29 properties for $44.0 million, with a gain on sales of $13.4 million, as compared to 27 properties sold for $35.5 million, with a gain on sales of $10.9 million, during the same period in 2016.

Liquidity and Capital Markets

Capital Raising

During the quarter ended June 30, 2017, Realty Income raised $55.1 million from the sale of common stock at a weighted average price of $56.08 per share. During the six months ended June 30, 2017, Realty Income raised $846.8 million from the sale of common stock at a weighted average price of $61.37 per share.

Credit Facility

Realty Income has a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan. The credit facility also has a $1.0 billion expansion feature. As of June 30, 2017, Realty Income had a borrowing capacity of $1.35 billion available on its revolving credit facility.

Redemption of Preferred Stock

In April 2017, Realty Income redeemed all 16,350,000 outstanding shares of the company’s 6.625% Monthly Income Class F Preferred Stock for $25 per share, plus accrued dividends.

2017 Earnings Guidance

We estimate FFO per share for 2017 of $2.96 to $3.01. FFO per share for 2017 is impacted by a $13.4 million non-cash redemption charge on the Class F preferred shares that were redeemed in April 2017, which represents $0.05 per share. FFO per share for 2017 is based on a net income per share range of $1.15 to $1.20, plus estimated real estate depreciation and impairments of $1.88 per share, and reduced by potential estimated gains on sales of investment properties of $0.07 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2017 of $3.03 to $3.07. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at https://www.realtyincome.com/investors/financial-information/quarterly-results/default.aspx.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on

July 27, 2017 at 11:30 a.m. PT to discuss the results. To access the conference, dial (888) 708-5705. When prompted, provide the access code: 6751298.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the access code: 6751298. The telephone replay will be available through August 10, 2017. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through August 10, 2017. No access code is required for this replay.

Supplemental Materials

Supplemental materials on the second quarter and year-to-date 2017 operating results are available on Realty Income’s corporate website at https://www.realtyincome.com/investors/financial-information/quarterly-results/default.aspx.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,000 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 565 consecutive common stock monthly dividends throughout its 48-year operating history and increased the dividend 92 times since Realty Income’s public listing in 1994 (NYSE: O). The company has in-house acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting, information technology, and capital markets capabilities. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/17	Ended 6/30/16	Ended 6/30/17	Ended 6/30/16
REVENUE
Rental	$288,049	$260,056	$573,870	$516,857
Tenant reimbursements	11,756	11,112	22,985	20,217
Other	365	(129)	1,340	1,081

Total revenue	300,170	271,039	598,195	538,155

EXPENSES
Depreciation and amortization	123,089	110,342	244,186	218,275
Interest	63,679	57,409	122,985	118,088
General and administrative	15,781	13,985	29,346	26,304
Property (including reimbursable)	16,486	14,671	35,561	29,776
Income taxes	441	953	1,488	1,917
Provisions for impairment	2,274	6,269	7,706	8,192

Total expenses	221,750	203,629	441,272	402,552

Gain on sales of real estate	2,839	8,658	13,371	10,948

Net income	81,259	76,068	170,294	146,551

Net income attributable to noncontrolling interests	(123)	(253)	(288)	(493)

Net income attributable to the Company	81,136	75,815	170,006	146,058
Preferred stock dividends	-	(6,770)	(3,911)	(13,540)
Excess of redemption value over carrying value of
preferred shares redeemed	-	-	(13,373)	-

Net income available to common stockholders	$81,136	$69,045	$152,722	$132,518

Funds from operations available to
common stockholders (FFO)	$203,272	$176,648	$390,483	$347,276
Adjusted funds from operations available to
common stockholders (AFFO)	$208,388	$180,876	$409,723	$356,793

Per share information for common stockholders:
Net income, basic and diluted	$0.30	$0.27	$0.57	$0.53

FFO, basic and diluted	$0.75	$0.70	$1.46	$1.38

AFFO, basic and diluted	$0.76	$0.71	$1.53	$1.42

Cash dividends paid per common share	$0.633	$0.597	$1.257	$1.185

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/17	Ended 6/30/16	Ended 6/30/17	Ended 6/30/16
Net income available to common stockholders	$81,136	$69,045	$152,722	$132,518
Depreciation and amortization	123,089	110,342	244,186	218,275
Depreciation of furniture, fixtures and equipment	(150)	(195)	(307)	(388)
Provisions for impairment	2,274	6,269	7,706	8,192
Gain on sales of real estate	(2,839)	(8,658)	(13,371)	(10,948)
FFO adjustments allocable to noncontrolling interests	(238)	(155)	(453)	(373)
FFO available to common stockholders	$203,272	$176,648	$390,483	$347,276
FFO allocable to dilutive noncontrolling interests	282	407	438	-
Diluted FFO (1)	$203,554	$177,055	$390,921	$347,276

FFO per common share, basic and diluted	$0.75	$0.70	$1.46	$1.38

Distributions paid to common stockholders	$172,874	$151,236	$335,380	$298,581

FFO available to common stockholders in excess of
distributions paid to common stockholders	$30,398	$25,412	$55,103	$48,695

Weighted average number of common shares used for FFO:
Basic	272,588,332	253,375,546	268,024,691	251,792,989
Diluted	273,187,669	254,254,243	268,569,855	252,073,685

(1)     Diluted FFO for the quarters ended June 30, 2017 and 2016 and the six months ended June 30, 2017 include FFO allocable to dilutive noncontrolling interests. Noncontrolling interests were anti-dilutive for the six months ended June 30, 2016.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/17	Ended 6/30/16	Ended 6/30/17	Ended 6/30/16
Net income available to common stockholders	$81,136	$69,045	$152,722	$132,518
Cumulative adjustments to calculate FFO (1)	122,136	107,603	237,761	214,758
FFO available to common stockholders	203,272	176,648	390,483	347,276
Excess of redemption value over carrying value
of Class F preferred share redemption	-	-	13,373	-
Amortization of share-based compensation	4,462	3,947	7,215	6,552
Amortization of deferred financing costs (2)	1,317	1,299	2,804	2,598
Amortization of net mortgage premiums	(609)	(754)	(1,240)	(1,855)
(Gain) loss on interest rate swaps	470	2,109	(859)	7,886
Leasing costs and commissions	(349)	(86)	(759)	(277)
Recurring capital expenditures	(24)	(174)	(365)	(246)
Straight-line rent	(4,271)	(4,323)	(7,554)	(9,474)
Amortization of above and below-market leases	4,049	2,143	6,481	4,195
Other adjustments (3)	71	67	144	138
AFFO available to common stockholders	$208,388	$180,876	$409,723	$356,793
AFFO allocable to dilutive noncontrolling interests	292	189	586	428
Diluted AFFO	$208,680	$181,065	$410,309	$357,221

AFFO per common share, basic and diluted	$0.76	$0.71	$1.53	$1.42

Distributions paid to common stockholders	$172,874	$151,236	$335,380	$298,581

AFFO available to common stockholders in excess of
distributions paid to common stockholders	$35,514	$29,640	$74,343	$58,212

Weighted average number of common shares used for AFFO:
Basic	272,588,332	253,375,546	268,024,691	251,792,989
Diluted	273,187,669	253,937,221	268,658,037	252,378,957

(1)     See FFO calculation on page six for reconciling items.

(2)     Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)     Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended June 30,	2017	2016	2015	2014	2013

Net income available to common stockholders	$81,136	$69,045	$59,317	$51,420	$45,957
Depreciation and amortization	122,939	110,147	100,861	92,790	74,471
Provisions for impairment	2,274	6,269	3,230	499	2,496
Gain on sales of real estate	(2,839)	(8,658)	(3,675)	(1,964)	(5,744)
Merger-related costs	-	-	-	-	605
FFO adjustments allocable to noncontrolling interests	(238)	(155)	(263)	(336)	(220)

FFO	$203,272	$176,648	$159,470	$142,409	$117,565

FFO per diluted share	$0.75	$0.70	$0.69	$0.64	$0.60

AFFO	$208,388	$180,876	$159,060	$141,178	$115,584

AFFO per diluted share	$0.76	$0.71	$0.68	$0.64	$0.59

Cash dividends paid per share	$0.633	$0.597	$0.569	$0.547	$0.544

Weighted average diluted shares outstanding - FFO	273,187,669	254,254,243	232,886,185	221,043,619	195,759,091

Weighted average diluted shares outstanding - AFFO	273,187,669	253,937,221	232,886,185	221,043,619	195,759,091

For the six months ended June 30,	2017	2016	2015	2014	2013

Net income available to common stockholders	$152,722	$132,518	$119,810	$98,599	$108,692
Depreciation and amortization	243,879	217,887	198,713	182,668	141,673
Provisions for impairment on investment properties	7,706	8,192	5,317	2,182	2,952
Gain on sales of investment properties	(13,371)	(10,948)	(10,893)	(5,843)	(44,304)
Merger-related costs	-	-	-	-	12,635
FFO adjustments allocable to noncontrolling interests	(453)	(373)	(577)	(696)	(395)

FFO	$390,483	$347,276	$312,370	$276,910	$221,253

FFO per diluted share	$1.46	$1.38	$1.36	$1.29	$1.20

AFFO	$409,723	$356,793	$311,184	$273,822	$219,547

AFFO per diluted share	$1.53	$1.42	$1.36	$1.28	$1.19

Cash dividends paid per share	$1.257	$1.185	$1.130	$1.094	$1.057

Weighted average diluted shares outstanding - FFO	268,569,855	252,073,685	229,061,762	214,089,629	183,873,647

Weighted average diluted shares outstanding - AFFO	268,658,037	252,378,957	229,061,762	214,089,629	183,873,647

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

June 30, 2017 and December 31, 2016

(dollars in thousands, except per share data)

	2017	2016
ASSETS	(unaudited)
Real estate, at cost:
Land	$3,916,218	$3,752,204
Buildings and improvements	10,446,765	10,112,212
Total real estate, at cost	14,362,983	13,864,416
Less accumulated depreciation and amortization	(2,168,248)	(1,987,200)
Net real estate held for investment	12,194,735	11,877,216
Real estate held for sale, net	12,463	26,575
Net real estate	12,207,198	11,903,791
Cash and cash equivalents	10,945	9,420
Accounts receivable, net	107,147	104,584
Acquired lease intangible assets, net	1,180,182	1,082,320
Goodwill	15,001	15,067
Other assets, net	53,643	37,689
Total assets	$13,574,116	$13,152,871

LIABILITIES AND EQUITY
Distributions payable	$58,284	$55,235
Accounts payable and accrued expenses	115,595	121,156
Acquired lease intangible liabilities, net	266,365	264,206
Other liabilities	124,772	85,616
Line of credit payable	648,000	1,120,000
Term loans, net	319,273	319,127
Mortgages payable, net	378,352	466,045
Notes payable, net	4,642,423	3,934,433
Total liabilities	6,553,064	6,365,818

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share,
69,900,000 shares authorized, no shares issued and outstanding as of June 30, 2017 and 16,350,000 issued and outstanding
as of December 31, 2016, liquidation preference $25.00 per share	-	395,378
Common stock and paid in capital, par value $0.01 per share,
370,100,000 shares authorized, 274,064,985 shares issued and outstanding as of June 30, 2017 and 260,168,259 shares issued
and outstanding as of December 31, 2016	9,046,533	8,228,594
Distributions in excess of net income	(2,045,127)	(1,857,168)
Total stockholders’ equity	7,001,406	6,766,804
Noncontrolling interests	19,646	20,249
Total equity	7,021,052	6,787,053
Total liabilities and equity	$13,574,116	$13,152,871

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
YTD 2017	4.6%	(1.8%)	3.9%	4.9%	2.4%	9.3%	2.0%	9.3%	1.3%	14.1%

Compound Average Annual Total Return (5)		16.4%		10.8%		10.3%		9.6%		9.6%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)  FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)  Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)  Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)  Price only index, does not include dividends.  Source:  Factset.

(5)  Price only index, does not include dividends.  Source:  Factset.  All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through June 30, 2017, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.